Exhibit 99

FOR IMMEDIATE RELEASE
May 19, 2006	Contact: Jerold R. Kassner
Swank, Inc.
Taunton, MA 02780
(508) 822-2527

SWANK, INC.
NEW YORK, NY

SWANK, INC. ANNOUNCES SALE OF ATTLEBORO, MA PROPERTY

                  NEW YORK, May 19, 2006 — SWANK, INC., (OTC:SNKI) is pleased to announce that it has sold its former Attleboro, Massachusetts costume jewelry manufacturing facility to the Attleboro Redevelopment Authority (“ARA”) in a transaction that will eventually transfer ownership of the property to Stern Metals, Inc. and bring over 300 new jobs to Attleboro. The ARA, which purchased the property for nominal consideration, has agreed to perform environmental testing of the property and, if necessary, to perform and complete any required environmental remediation. The ARA has been the recipient of several federal and state grants and loans to assist it in this process. Swank ceased manufacturing operations at the facility in March 2000.

                  In announcing the sale, John Tulin, President of Swank said, “We’re very happy that we were able to bring this transaction to fruition. The sale of our property will benefit all parties by enabling Stern Metals to expand their current operations creating hundreds of new jobs, and will be another step in the revitalization of Attleboro’s economy. We greatly appreciate the hard work and perseverance of everyone involved, including Senator Edward M. Kennedy, Congressman James P. McGovern, Mayor Kevin Dumas, the ARA and Stern Metals, whose substantial contributions were vital to the success of the transaction.”

                  Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company’s actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

                  Swank designs and markets men’s jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names “Kenneth Cole”, “Tommy Hilfiger”, “Nautica”, “Geoffrey Beene”, “Claiborne”, “Guess?", “Donald Trump”, “Ted Baker”, “Pierre Cardin”, “Field & Stream”, “City of London”, and “Swank”. Swank also distributes men’s jewelry and leather items to retailers under private labels.

_________________